Exhibit 99.B(p)(50)

CODE OF ETHICS

STANDARD OF CONDUCT

All officers, directors, employees, investment advisory representatives, or other associated persons are required to act with the highest level of ethical standards in order to ensure that WestEnd Advisors, LLC (“WestEnd”) fulfills its fiduciary duty to its clients and complies with the rules and regulations of the Investment Advisers Act of 1940.  WestEnd has a duty to exercise its authority for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients.  WestEnd and its related persons must avoid any circumstances that will adversely affect its duty of loyalty to its clients.  Furthermore, any circumstances that could potentially present a conflict of interest require proper disclosure.

INSIDER TRADING

WestEnd Advisors, LLC forbids any officer, director, employee, investment advisory representative, or other associated persons from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988.  This conduct is frequently referred to as “insider trading.”  This policy applies to every officer, director, employee, investment advisory representative and other associated persons and extends to activities within and outside their duties at WestEnd.  This agreement must be read and signed by all officers, directors, employees, investment advisory representatives and other associated persons.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•                  Trading by an insider on the basis of material non-public information;

•                  Trading by a non-insider on the basis of material non-public information, where the information was disclosed or misappropriated in violation of an insider’s duty; or,

•                  Communicating material non-public information to others.

WestEnd Advisors, LLC Compliance Manual

Revised July 2013

WHO IS AN INSIDER?

The term “insider” is broadly defined.  It includes officers, directors and employees of a company.  In addition, a person can be a “temporary insider.”  A temporary insider can include, among others, attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  If a client expects WestEnd to keep non-public information confidential, and the relationship implies such a duty, then WestEnd will be considered an insider.

WHAT IS MATERIAL INFORMATION?

Trading on insider information is not a basis for liability unless the information is material.  “Material information” generally is defined as information that a reasonable investor would likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to the company’s business.  Information that should be considered material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings; merger or acquisition details; major litigation; liquidation problems; and extraordinary management developments.

WHAT IS NON-PUBLIC INFORMATION?

Information is considered to be non-public until it has been effectively communicated to the marketplace.

PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation.  Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.  In addition, any violation of this policy can be expected to result in serious sanctions, including dismissal of the persons involved.

PROCEDURES TO IMPLEMENT INSIDER TRADING POLICY

The following procedures have been established to aid the officers, directors, employees, investment advisory representatives and other associated persons in avoiding insider trading violations.

•                  Identify Insider Information

•                  Is the information material?  Would an investor consider it important in making investment decisions?  Would the information substantially affect the market price of the security?

•                  Is the information non-public?  Has the information been effectively communicated to the market place?

If, after considering the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, follow these procedures:

•                  Immediately report the matter to the CCO.

•                  Do not purchase, sell or recommend the securities for anyone, including WestEnd clients.

•                  Do not communicate the information to anyone other than the CCO.

•                  The CCO will determine the proper course of action.

RESOLVING ISSUES CONCERNING INSIDER TRADING

If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

PAY-TO-PLAY

As an Investment Advisor registered with the Securities and Exchange Commission, WestEnd is required to adhere to the regulations set forth under the Pay-to-Play Rule 206(4)-5 of the Investment Advisers Act.  Accordingly, WestEnd has implemented policies to ensure its compliance with the Rule.

WestEnd prohibits any officer, director, employee, investment advisory representative or other associate person from making political contributions directed to a candidate campaign.  Political contributions directed to a candidate campaign, drawn from a joint bank account in which in any officer, director, employee, investment advisory representative or other associate person is named, are also prohibited.

WestEnd prohibits any officer, director, employee, investment advisory representative, or other associate person from soliciting or coordinating campaign contributions from others — a practice referred to as “bundling.”

WestEnd allows its officers, directors, employees, investment advisory representatives, and other associate persons to make political contributions to political parties provided such contributions are not directed to any particular candidate(s).

WestEnd does not pay third parties, such as a solicitor or placement agent, to solicit government clients on their behalf, unless that third party is a registered investment adviser or broker-dealer subject to similar pay-to-play restrictions.

WestEnd prohibits any officer, director, employee, investment advisory representative, or other associate person from engaging in pay-to-play conduct indirectly, such as by directing or funding contributions through third parties such as spouses, political action committees, or political parties, if that contribution would violate the rule if it were made directly.

GIFTS AND ENTERTAINMENT

WestEnd employees are prohibited from offering or accepting gifts that would lead to any conflict of interest with any client or potential client.  Gifts of $100.00 or more may not be given or received.  In the event that any gift of an extraordinary or extravagant nature is received, the employee should immediately notify the Chief Compliance Officer to determine whether the gift should be declined or returned.  Gifts of nominal value and those that are customarily part of normal business operations, such as meals and entertainment, may be appropriate.

OUTSIDE ACCOUNT ACTIVITY

All officers, directors, employees, investment advisory representatives, or other associated persons of WestEnd Advisors are required to disclose annually any board  position they or their spouse hold for a company, foundation, endowment, charity or similar organization.

Prior approval from a Managing Partner for board positions on a publicly traded company and positions on the Investment Committee of any board is required. Furthermore, if any organization that an employee sits on the board for has the potential to be managed by WestEnd Advisors it must be pre-approved by a Managing Partner. Spouses are exempt from the pre-clearance requirement.

PERSONAL TRADING PROCEDURES

The purchase or sale of any security is forbidden if the transaction is executed with the intention of buying or selling on a price change that may be caused by a transaction made on behalf of any accounts for which WestEnd acts as Investment Advisor.

Personal transactions in any Reportable Security (defined below) or Private Placement are prohibited without the express written consent from the CCO (or other designated officer or employee) prior to execution.  Personal transactions in any Initial Public Offering are prohibited without the express written consent of the CCO (or other designated officer or employee) prior to execution, and such transactions will only be considered if there are no ties to, or conflicts with, any business of WestEnd.

Any Access Persons whose personal investments are managed in the same manner, product or strategy as Client assets, who invest in the same securities as Clients, at the same time as Clients, and at the same price as Clients, shall not be subject to the pre-clearance requirements contained herein; however, all other provisions of the Code apply.  Employee accounts in which an employee has granted full discretionary trading authority to an independent, third-party may be exempted from the firm’s pre-clearance policy.

A Reportable Security is any security, as that term is defined in Section 202(a) of the Investment Advisers Act of 1940, except the following:

•                  Direct obligations of the US Government.

•                  Cash equivalents, such as CDs, commercial paper, or other high quality short-term debt instruments.

•                  Money market funds.

•                  Unaffiliated mutual funds.

•                  Unit investment trusts if the trust invests exclusively in unaffiliated mutual funds.

All employees of WestEnd who have access to client investment recommendations prior to execution (access persons), as well as all officers and directors, are required to submit reports to the CCO or other designated agent for review in order to determine whether their investment activity conflicts with the best interests of its clients. Reports must include every account in which the access person, and any member of their household, has direct or indirect ownership and control.

TRANSACTION REPORTS

Access persons are required to submit a record of all personal transactions for each quarter.  Reports must be submitted no later than 30 days following the end of each calendar quarter, and shall include the name of the security, ticker or CUSIP number, nature of the transaction, date of the transaction, quantity, price, interest rate, maturity date, principal amount and broker/dealer or other entity through which the transactions were effected.  The date the report is submitted is also required.

In lieu of a separate report, access persons may submit copies of account statements or transaction confirmations provided that such statements/confirmations contain all of the required information.

HOLDINGS REPORTS

At the time a person becomes an access person, he/she must, within 10 days, submit detailed information regarding all reportable securities, including name of security, type of security, ticker or CUSIP number, quantity of shares, market value, the name of the bank or broker/dealer holding the securities, and the date the report is submitted.  Holdings reports must also include securities held in certificate form and private placement investments.  Access persons must submit updated holdings reports at least once each calendar year.  Holdings Reports must be current as of a date not more than 45 days from the date of submission.

To the extent that access persons provide all of the required information to fulfill the Transaction Reports requirement, duplication of such information is not required.  However, in order to rely on this provision, access person must still submit, in a timely manner, a signed acknowledgement indicating that the information provided is accurate and complete.

EXCEPTIONS FROM PERSONAL TRADING PROCEDURES

•                  Direct obligations of the US Government;

•                  Money market instruments;

•                  Money market funds;

•                  Open-end mutual funds, provided that WestEnd is not the investment advisor to the fund;

•                  Variable insurance product sub-accounts, provided that the underlying investment is an unaffiliated mutual fund; and,

•                  Transactions effected in an automatic investment plan (initial purchase requires reporting).

REPORTING VIOLATIONS OF THE CODE OF ETHICS

WestEnd requires that all officers, directors, employees, investment advisory representatives or other associated persons promptly report any violations of this Code of Ethics to the CCO.  The CCO may make exceptions on a case by case basis, from any of the provisions of this Code, upon a determination that the conduct at issue involves a negligible opportunity for abuse or otherwise merits an exception from the Code.  No waiver of compliance with any Code provision required by Rule 204A-1 under the Advisers Act will be granted.  All such exceptions must be received in writing by the person requesting the exception before becoming effective.  The CCO shall report any material exception to the board of directors/trustees of any Investment Company with respect to which the exception applies at its next regularly scheduled Board meetings.

WHISTLEBLOWER POLICY

WestEnd requires all officers, directors, employees, investment advisory representatives, or other associated persons to observe the highest ethical standards when exercising their respective job responsibilities on behalf of the firm and its clients.  Illegal, fraudulent, or otherwise unethical conduct will not be tolerated from anyone associated with WestEnd, regardless of their stature within the firm.

Any known or suspected instances of illegal, fraudulent, or otherwise unethical conduct must be reported to the Chief Compliance Officer (CCO).  If the alleged misconduct pertains to the CCO, or the CCO is otherwise unavailable, the report should be made to a Managing Partner.  The CCO and/or Managing Partner(s) will utilize all means necessary to investigate and, if required, remedy the alleged misconduct. All officers, directors, employees, investment advisory representatives, or other associated persons always retain the right to make a report directly to the Securities and Exchange Commission.

Any person(s) who is the subject the alleged misconduct is prohibited from employing any retaliatory means against the person who made the report of the alleged misconduct.

REPORTING OF VIOLATIONS TO THE BOARD OF DIRECTORS

The Chief Compliance Officer shall be responsible for the review of the quarterly transaction reports, the initial holdings reports, and annual holdings reports required under this Code of Ethics.  In connection with the review of these reports, the Chief Compliance Officer shall take appropriate measures to determine whether each Access Person has complied with the provisions of this Code of Ethics.  The Chief Compliance Officer shall prepare a report at least annually relating to Access Person’s compliance with this Code.  Such a report may:

•                  Describe any issues arising under the Code since the last report including, but not limited to, information about material violations of the Code and sanctions imposed in response to material violations

•                  Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

•                  Identify any recommended changes in the existing restrictions or procedures based upon the Adviser’s experience under its Code of Ethics, evolving industry practices, or developments in applicable laws or regulations; and

•                  Certify to the Board of Directors of any funds that WestEnd Advisors acts as Investment Adviser to, that the Adviser has adopted procedures that are reasonably designed to prevent Access Persons from violating this Code of Ethics.

APPROVAL OF THE CODE OF ETHICS AND AMENDMENTS TO THE CODE OF ETHICS

The Board of Trustees/Directors of each Investment Company shall approve this Code of Ethics. Any material amendments to this Code of Ethics must be approved by the Board of Trustees/Directors of each Investment Company no later than six months after the adoption of the material change. Before their approval of this Code of Ethics and any material amendments hereto, the Adviser shall provide a certification to the Board of Trustees/Directors of each such Investment Company that WestEnd Advisors has adopted procedures reasonably designed to prevent Access Persons from violating the Code of Ethics.

PERSONAL TRANSACTIONS

PRE-CLEARANCE REQUEST FORM

I intend to execute the following transaction:

Security:

Buy/Sell:

# Shares:

Approx. Price:

Est. Principal:

Print Name:

Signature:	Date:

A SEPARATE REQUEST FORM IS REQUIRED FOR EACH TRANSACTION

To be completed by the Chief Compliance Officer or other individual authorized to approve personal securities transactions

Authorized: [ ]	Unauthorized: [ ]

Comments (optional):

Signature of Authorized Individual	Date

Name of Authorized Individual	Title

Board Membership Pre-Approval Request

Board Information

Employee Name:

Board Name:

Membership Title:

Type of Board:

Starting Date of Board Membership:

Reason for Board Membership:

Member of Board’s Investment Committee :

Print Name:

Signature:	Date:

A SEPARATE REQUEST FORM IS REQUIRED FOR EACH BOARD MEMBERSHIP

To be completed by the Chief Compliance Officer or other individual authorized to approve personal securities transactions

Authorized: [ ]	Unauthorized: [ ]

Comments (optional):

Signature of Authorized Individual	Date

Name of Authorized Individual	Title

CODE OF ETHICS

ACKNOWLEDGMENT FORM

As an Investment Adviser registered with the Securities and Exchange Commission, WestEnd is required to provide each supervised person with a copy of WestEnd’s Code of Ethics, including any material revisions or amendments.  Each supervised person is required to acknowledge receipt of such documents.

By affixing your signature below, you acknowledge that you have read and understand the foregoing policies and will comply in all respects with such policies.  Furthermore, you acknowledge that you understand that the rules set forth in this policy will be enforced, and action may be taken against you if you fail to abide by those rules.

Signature	Date

Print name